EXHIBIT 99.1

                                 HUSKER AG, LLC

      CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I. COVERED OFFICERS/PURPOSE OF THE CODE

      This Code of Ethics of Husker Ag, LLC (the "Company") applies to the principal executive officer, principal financial officer, principal accounting officer or controller, and all persons performing similar functions, and shall include the Company's President, Treasurer, General Manager, and principal accounting officer and controller of the Company (each a "Covered Officer") for the purpose of promoting:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflict of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

      o     compliance  with  applicable   laws  and   governmental   rules  and
            regulations;

      o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

      o     accountability for adherence to the Code.

      It is the policy of the Company that its employees, directors and agents are held to the highest standards of honest and ethical conduct when conducting the affairs of the company. Because Husker Ag, LLC is a public company, the Covered Officers are held to an especially high set of ethical standards, which are set out in this Code of Ethics. Those officers and employees of the Company who are Covered Officers will not commit acts contrary to these standards of ethical conduct, nor shall they condone the commission of such acts by others within the Company.

      This Code of Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide the Covered Officer. If a law conflicts with a policy in this Code, the Covered Officer must comply with the law; however, if a local custom or policy conflicts with this Code, the Covered Officer must comply with the Code.

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All  references  to the  masculine  gender in this Code  shall also apply to the feminine gender, as applicable, and all references to singular shall include the plural, and references to plural include the singular, as applicable.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

      A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

      Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Company's Affiliated Transactions Policy, and this Code does not, and is not intended to, repeat or replace this Policy, and conflicts which are conducted in compliance with the Affiliated Transactions Policy, as approved by the Company Board of Directors from time to time, fall outside of the parameters of this Code.

      The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

      Each Covered Officer must:

      o not use his personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

      o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

      o not use material non-public knowledge of Company business or transactions to benefit personally to the detriment of the Company.

      There are some conflict of interest situations that should be discussed with outside legal counsel for the Company (referred to herein as "Legal Counsel") if material. Examples of these include:


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      o     service as a  director  on the board or as an officer of any other public company;

      o     the receipt of any gifts in excess of $100;

      o the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety; or

      o     any  ownership   interest  in,  or  any   consulting  or  employment
            relationship with, any of the Company's service providers.

      Legal Counsel may, in his discretion, review such conflict of interest situations with one or more independent directors of the Company, and/or the Audit Committee of the Company.

III. DISCLOSURE AND COMPLIANCE

      o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company;

      o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

      o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Company with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submit to, the SEC and in other public communications made by the Company;

      o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations; and

      o each Covered Officer shall become familiar with and comply in all respects with the Company's Dissemination of Company Information and Insider Trading Policy.



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IV. REPORTING AND ACCOUNTABILITY

      Each Covered Officer must;

      o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

      o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

      o not retaliate against any other Covered Officer or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and

      o notify Legal Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

      Legal Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, a Covered Officer may also meet his obligation to notify Legal Counsel promptly if he knows of any violation of the Code, by notifying two or more independent directors of the Board of Directors, or any member of the Company Audit Committee. In such event, such independent directors, or member of the Audit Committee may consult with Legal Counsel, or, upon approval of a majority of the members of the Company's Audit Committee or approval of a majority of independent directors of the Board of Directors who are not implicated in the situation in question, special legal counsel ("Special Counsel"), who is independent of the Company, and any Covered Officer.

      The Company will follow these procedures in investigating and enforcing this Code:

      o Legal Counsel or Special Counsel, as appropriate (referred to below as "Investigating Counsel"), will take all appropriate action to investigate any potential violations reported to him;

      o if, after such investigation, Investigating Counsel believes that no violation has occurred, Investigating Counsel is not required to take any further action;

      o any matter that Investigating Counsel believes is a violation will be reported to the Audit Committee, or, if so established as set forth below, a Qualified Legal Compliance Committee ("Legal Compliance Committee");

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      o     if the Audit Committee or Legal Compliance  Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board of Directors, which will consider appropriate action, which may include, but is not limited to, review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Company, or a recommendation to dismiss the Covered Officer;

      o the Audit Committee, or, if established, the Legal Compliance Committee, will be responsible for granting waivers from this Code of Ethics, as appropriate, or in its discretion, the Audit Committee or Legal Compliance Committee, may forward the issue of a grant of waiver to the Company Board of Directors, where approval may be granted upon a majority vote of the independent directors of the Company; and

      o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

            In its discretion, with respect to any specific investigation, the Company Board of Directors, upon a majority vote of the independent directors of the Company, may direct the Audit Committee functions set forth herein to a Qualified Legal Compliance Committee (as described in 17 CFR Part 205, implementing Section 307 of the Sarbanes-Oxley Act), which Qualified Legal Compliance Committee shall have all the rights and obligations established in this Code for the Audit Committee, and as granted by applicable law.

V. AMENDMENTS

      Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VI. CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, or unless approved by the Board of Directors, Audit Committee, or Legal Compliance Committee, such matters shall not be disclosed to anyone other than members of the Board of Directors, legal counsel, and state and federal regulatory authorities, in accordance with applicable statutes and regulations.

VII. FILING AND AVAILABILITY

      The Code shall be filed with the SEC in accordance with SEC regulations, and the Company shall undertake in its annual report filed with the SEC to provide to any person without charge, upon request, a copy of such Code, as well as the manner in which such request may be made.

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Adopted by the Husker Ag, LLC Board of Directors on March 26, 2004.










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